Exhibit 10.5

LEASE AGREEMENT

THIS LEASE AGREEMENT (“Agreement”), made and executed to be effective as of August 10, 2004, by and between NEW RIVER PHARMACEUTICALS INC., a Virginia corporation (“NEW RIVER”), and THIRD SECURITY, LLC, a Virginia limited liability company (“THIRD SECURITY”),

W I T N E S S E T H:

For and in consideration of the covenants, undertakings and rents reserved herein and the mutual benefits to be derived herefrom, the parties hereto agree as follows:

1. LEASE OF PREMISES: THIRD SECURITY hereby provides to NEW RIVER, and NEW RIVER hereby accepts from THIRD SECURITY, upon the terms and conditions herein set forth, the license to use that certain part of the building located at 1881 Grove Avenue, Radford, Virginia 24141 (the “Building”) consisting of the area shown with cross-hatch on the floor plan annexed hereto marked Exhibit A (hereinafter the “Premises”). This Agreement and the fees reserved herein also cover NEW RIVER’s right to use the common area described herein, in common with THIRD SECURITY and other tenants of the Building, and access to visitor parking, as needed by NEW RIVER.

2. AGREEMENT TERM: This Agreement and the tenancy hereby created shall have a term of two (2) years (the “Term”) commencing on August 10, 2004 (the “Commencement Date”). Provided Tenant is current in its obligations and is not in default in accordance with the terms of this Agreement, NEW RIVER shall have the option, by providing written notice to the THIRD SECURITY at least sixty (60) days before the expiration of the Term, to renew this Agreement for three (3) consecutive one (1) year periods upon the same terms and conditions as the original Term, except the license fee which shall be hereinafter set forth.

3. FEES:

(a)	Base Fee. NEW RIVER promises to pay to THIRD SECURITY, as a rental fee for the Premises, the total shown on the Floor Space Schedule annexed hereto marked Exhibit B for each and every calendar month of the term of this Agreement (the “Base Fee”); provided, however, such Base Fee may be adjusted from time to time as provided in paragraph 4 hereof. If NEW RIVER exercises its right to renew the Term as provided in paragraph 2, the Base Fee shall increase by an amount representing the percentage increase, if any, in the Consumer Price Index for All Urban Consumers (“CPI-U”) issued by the United States Department of Labor, Bureau of Labor Statistics (or a properly adjusted substitute index if hereafter changed) for the period beginning January 1 and ending December 31 of the previous year for each year and continue to be payable in monthly installments.

(b)	Payment. Commencing on the Commencement Date and continuing on or before the first day of each month thereafter, NEW RIVER shall timely pay to the THIRD SECURITY the Base Fee and all additional sums to be paid by NEW RIVER to the THIRD SECURITY under the terms of this Agreement, without deduction, offset or counterclaim. All payments owed pursuant to this Agreement during the Term hereof shall be paid to THIRD SECURITY at such place as THIRD SECURITY may, from time to time, designate in writing and until further such designation, such place shall be the business office of THIRD SECURITY at 1881 Grove Avenue, Radford, Virginia 24141. In the event NEW RIVER fails to pay any fee or other payment owed to THIRD SECURITY pursuant to this Agreement within fifteen (15) days after such payment is due, NEW RIVER agrees to pay to THIRD SECURITY, as an additional late fee, a sum equal to five percent (5%) per month of each such delinquent payment.

4. FEE ADJUSTMENTS: NEW RIVER agrees that the monthly Base Fee payable as provided in Paragraph 3 hereinabove will be increased if the floor space used by NEW RIVER exceeds those figures used in the Floor Space Schedule annexed hereto marked Exhibit B. In that case, Exhibit B will be adjusted accordingly and the revised Base Fee will be payable effective with the first month after the additional floor space is used. NEW RIVER acknowledges that all requests for additional space are subject to space availability.

5. COMMON AREAS: Common areas include parking areas, entrances and exits thereto, driveways, sidewalks, landscaped areas, reception area, unrestricted hallways, unrestricted lavatories, and other areas and facilities provided and designated by THIRD SECURITY for the common or joint use and benefit of all occupants of the Building, and their respective employees, agents, customers and invitees. THIRD SECURITY shall maintain all of the common areas in such a manner and at such a cost as THIRD SECURITY may determine necessary and proper. THIRD SECURITY reserves the right to alter said common areas and to exercise control and management of the common areas and to establish, modify, change and enforce such rules and regulations as THIRD SECURITY, in its sole discretion, may deem necessary or desirable, including, without limitation, reasonable regulation of traffic patterns within parking areas and the designation of specific parking spaces to be used by all customers, employees and officers of NEW RIVER. NEW RIVER agrees to abide by and conform to such rules and regulations and shall be responsible for compliance with the same by its employees, agents, customers and invitees. The failure of THIRD SECURITY to enforce any such rules and regulations against NEW RIVER or any other tenant of the Building shall not be deemed to be a waiver thereof. THIRD SECURITY shall have the right to close portions of the common areas at such times and for such periods as THIRD SECURITY may deem necessary and proper for purposes of maintenance and repair as may be required from time to time.

6. AUTHORIZED USE: NEW RIVER shall use and occupy the Premises during the entire Term as office space for senior executives of NEW RIVER, and for no other purpose, without the prior written consent of THIRD SECURITY, which consent may be withheld by THIRD SECURITY in its sole discretion. No use shall be made of the Premises nor any act done in or about the Premises that is unlawful or that will increase the existing rate of insurance on the Building. NEW RIVER agrees to observe such rules and regulations as may be adopted and published by THIRD SECURITY from time to time for the safety, care and cleanliness of the Premises and for the security of THIRD SECURITY’s business.

7. POSSESSION: So long as NEW RIVER shall fully comply with and promptly perform all of the material terms, covenants and conditions of this Agreement and the rules and regulations on its part to be complied with and performed, NEW RIVER shall have and quietly enjoy possession of the Premises for the Term set forth herein. NEW RIVER’s occupation and possession of the Premises as of the Commencement Date shall be deemed NEW RIVER’s agreement and acknowledgment that the Premises are then in a tenantable and good condition.

8. SECURITY: NEW RIVER acknowledges that access to the Premises is limited and strictly controlled. NEW RIVER agrees to cause all of its employees, agents, customers and invitees to comply with any and all rules and regulations established by THIRD SECURITY to assure the security if its Building. NEW RIVER’s officers, employees, agents, customers and invitees shall not access portions of the THIRD SECURITY’s Building other than the Premises, the Common Areas, and the areas specifically designated accessible to NEW RIVER by THIRD SECURITY. THIRD SECURITY shall distribute access control cards to NEW RIVER to be used only to gain access to the Premises. NEW RIVER shall not reproduce or permit reproduction of the access control card. In the event that a person to whom an access control card is issued shall leave the employ of NEW RIVER or shall no longer be an officer of NEW RIVER, such access control card shall be returned to NEW RIVER immediately. Upon the expiration or sooner termination of this Agreement, all access control cards distributed to NEW RIVER shall be surrendered immediately to THIRD SECURITY.

9. MAINTENANCE AND SERVICES PROVIDED BY COMPANY: THIRD SECURITY shall maintain the roof, exterior walls and structural members of the Building, in reasonably good order and condition, except for damage occasioned by the acts of NEW RIVER or NEW RIVER’s officers, employees and agents.

THIRD SECURITY shall provide lighting, electrical power (110-volt AC power), air conditioning, water, sewer service, refuse disposal service and janitorial service, all within the normal requirements of such utilities and services for which the occupancy of NEW RIVER under this Agreement is contemplated. THIRD SECURITY shall also provide a security alarm system for the Building. THIRD SECURITY reserves the right to stop any of the aforesaid services provided through it immediately upon notice at the Premises, if and when THIRD SECURITY reasonably deems such stoppage necessary and prudent because of an emergency. THIRD SECURITY also reserves the right to stop any of said services after reasonable notice of at least thirty (30) days, for repairs and/or improvements of the Building; provided, however, THIRD SECURITY shall not cause such stoppage if it would not, in the ordinary course of business, cause such a stoppage if it affected its own switching equipment located in the Building. THIRD SECURITY does not warrant that any services provided through it will be free from interruptions caused by labor controversies, governmental regulations, accidents, inability to obtain fuel, water or supplies, or other causes beyond the reasonable control of THIRD SECURITY, but THIRD SECURITY shall use commercially reasonable efforts to restore such services within a reasonable period of time following such interruption.

THIRD SECURITY shall maintain in common areas of the Building, the parking areas and the common access areas which are part of the Premises in reasonably good order and condition, except for damage occasioned thereto by the acts of NEW RIVER or NEW RIVER’s officers, employees and agents, and THIRD SECURITY shall furnish such areas with required utility services during ordinary business hours of the Building and shall provide lighting replacement for such areas. THIRD SECURITY shall not be liable to NEW RIVER for any loss or damage caused by or resulting from any variation, interruption or failure of utility services to be provided by THIRD SECURITY pursuant to this Agreement due to accident or strike or conditions or events not under THIRD SECURITY’s control, nor shall such variation, interruption or failure of utility services be deemed an eviction of NEW RIVER or release NEW RIVER from any of NEW RIVER’s obligations hereunder.

10. SPECIAL SERVICES: To the extent that NEW RIVER’s requested use of facsimile machines, photocopiers, printers and conference rooms present in the common area of the Building does not interfere with THIRD SECURITY’s use of such resources and facilities, NEW RIVER shall be permitted to use such resources and facilities at no additional monthly fee.

11. CARE OF PREMISES, REPAIRS AND ALTERATIONS: NEW RIVER shall take good care of the Premises. NEW RIVER shall be responsible for timely payment of all other services furnished to or provided for the Premises that are not to be provided by or through THIRD SECURITY as set forth hereinabove. Upon termination of this Agreement by the expiration of time or as otherwise provided herein, NEW RIVER shall promptly and peacefully yield and surrender the Premises to THIRD SECURITY in as good condition as when received by NEW RIVER, or as hereafter improved, reasonable wear and tear and damage by fire or other casualty excepted. NEW RIVER hereby waives any right to make repairs at THIRD SECURITY’s expense. NEW RIVER shall not make any alterations, additions or improvements in or to the Premises (including, but not limited to, locks on doors), or add to, disturb or in any other way change any plumbing or wiring without first obtaining the written consent of THIRD SECURITY, which consent may be withheld by THIRD SECURITY in its sole discretion. All damage or injury done to the Premises by NEW RIVER, or by any person who may be in or upon the Premises with the consent of NEW RIVER, shall be paid for by NEW RIVER, and NEW RIVER shall pay for all damage to the Building caused by NEW RIVER’s misuse of the same.

12. ENTRY AND INSPECTION: NEW RIVER agrees to permit THIRD SECURITY and THIRD SECURITY’s agents to enter the Premises at all times for the purpose of inspecting the same or for the purpose of cleaning, repairing, altering or improving the Premises. Nothing contained in this paragraph shall be deemed to impose any obligation upon THIRD SECURITY not expressly set forth elsewhere in this Agreement. Whenever necessary in an emergency, THIRD SECURITY may temporarily close entrance doors, corridors, and other facilities of the Building without liability to NEW RIVER by reason of such closure and without such action by THIRD SECURITY being construed as an eviction of NEW RIVER or relieving NEW RIVER from the duty of observing and performing any of the provisions of this Agreement.

13. TAXES, FRANCHISE FEES AND LICENSE FEES: NEW RIVER shall be liable for and pay, through the Term of this Agreement, any and all franchise fees, license fees, excise taxes and occupation taxes applicable to the business conducted by NEW RIVER on the Premises, and all applicable ad valorem taxes levied and assessed upon the personal property of NEW RIVER maintained on the Premises. As between the parties hereto, THIRD SECURITY shall be responsible for all real property ad valorem taxes levied and assessed upon the land and improvements of which the Premises are a part.

The parties acknowledge and agree that the Base Fee provided in Paragraphs 3 and 4 hereof are exclusive of any sales tax, use tax, or other similar taxes levied on or with respect to the Base Fee payable to THIRD SECURITY hereunder. If during the Term of this Agreement any such taxes shall become payable by THIRD SECURITY to any governmental authority, the Base Fee hereunder shall be deemed increased to net THIRD SECURITY the same revenue after THIRD SECURITY’s payment of any such tax, as would have been payable to the THIRD SECURITY prior to the imposition of any such tax. The foregoing provision does not include, and shall not be construed to impose on NEW RIVER, any liability to pay any income taxes payable by THIRD SECURITY.

14. LIABILITY AND INDEMNIFICATION:

Each party’s liability to the other (as distinct from payments provided pursuant to this Agreement) for any loss, cost, claim, injury, liability or expense, including but not limited to reasonable attorney’s fees, relating to or arising out of any act or omission in its performance of this Agreement or for breach of this Agreement shall be limited to the amount of direct damage actually incurred; provided, however, that notwithstanding anything herein to the contrary, in no event shall “direct damages” be deemed to include lost profits, lost business or loss of future business opportunities of any kind.

Each Party (the “Indemnifying Party”) shall defend and indemnify the other Party and save the other Party harmless, from and against any and all loss, damage, liability or expense (including attorney’s fees and other expenses of litigation) arising or resulting from any actual or alleged injury or death to any person or from any actual or alleged loss of or damage to any property, caused by or resulting from any act or omission of the Indemnifying Party or any officer, employee, contractor, licensee, agent, servant, guest, invitee or visitor of the Indemnifying Party; provided, however, that the foregoing provisions shall not be construed to make the Indemnifying Party responsible for any loss, damage, liability or expense resulting from injuries to third parties caused by the negligence of the other party, or any officer, employee, contractor, licensee, business invitee or visitor of the other party; and provided further that in no event shall either party be liable to the other for any lost profits, lost business, or loss of future business opportunities of any kind, whether suffered or incurred by either party or by an existing, potential, or future customer of such party.

15. LIABILITY INSURANCE: Throughout the Term of this Agreement, and any and all extensions of such Term, NEW RIVER shall maintain a policy or policies of comprehensive general liability insurance providing coverage against claims for bodily injury, death or property damage arising out of the use or occupancy of the Premises by NEW RIVER, in a combined single limit amount of not less than $1,000,000. The policy or policies of insurance required to be maintained by NEW RIVER pursuant to this paragraph shall name NEW RIVER and the THIRD SECURITY as insured parties as their respective interests may appear and may be carried under blanket policies maintained by NEW RIVER if such policies comply with the provisions of this Agreement. The policy or policies of insurance required to be maintained by NEW RIVER pursuant to this paragraph shall provide that not less than thirty (30) days prior written notice of any cancellation, termination, modification or lapse of coverage shall be given to THIRD SECURITY, and such insurance policy or policies shall not contain any provision relieving the insurers thereunder of liability for any loss by reason of the existence of other policies of insurance covering the Premises against the perils involved, whether collectible or not. Upon request by THIRD SECURITY therefor, NEW RIVER shall deliver to THIRD SECURITY certificates of NEW RIVER’s insurers evidencing all of the insurance that is required to be maintained by NEW RIVER hereunder.

16. ASSIGNMENT AND SUBLETTING: NEW RIVER shall not assign this Agreement or sublicense the Premises, or any part thereof without the THIRD SECURITY’s prior written consent, which consent may be withheld in THIRD SECURITY’s sole discretion. The terms of this paragraph shall be binding upon any person holding by, under or through NEW RIVER. Notwithstanding the above, no permitted assignment or sublicense pursuant to this subsection shall release or discharge NEW RIVER from its duties and obligations hereunder.

17. LIENS: NEW RIVER shall keep the Premises free from any and all liens arising out of any work performed, materials ordered or obligations incurred by NEW RIVER

18. DEFAULT AND TERMINATION: Except for a default under Paragraphs 8 and 19 hereinabove for which immediate right of termination is given to THIRD SECURITY, if NEW RIVER fails to pay any installment of Base Fee within thirty (30) days after the date due, or to perform any other covenant under this Agreement within thirty (30) days after written notice from THIRD SECURITY stating the nature of such default, THIRD SECURITY may revoke the license granted hereby and cancel this Agreement and re-enter and take possession of the Premises; provided, however, that if the nature of such default (other than for nonpayment of Base Fee) is such that the same cannot reasonably be cured within such thirty-day period, NEW RIVER shall not be deemed to be in default if NEW RIVER shall, within such period, commence such cure and thereafter diligently pursue the same to completion. Notwithstanding such retaking of possession by THIRD SECURITY, NEW RIVER’s liability for the Base Fee provided herein shall not be extinguished for the balance of the Term of this Agreement or any renewal thereof. NEW RIVER hereby waives any and all claims for damages that may be caused by THIRD SECURITY’s reentering and taking possession of the Premises or removing and storing the property of NEW RIVER as provided in this Agreement, and NEW RIVER will save THIRD SECURITY harmless from any loss, costs or damages occasioned THIRD SECURITY thereby, and no such re-entry shall be considered or construed to be a forcible entry.

19. REMOVAL OF PROPERTY: If NEW RIVER shall fail to remove any of its property of any nature whatsoever from the Premises after sixty (60) days following the termination or earlier expiration of this Agreement or when THIRD SECURITY has the right of reentry, THIRD SECURITY may, at THIRD SECURITY’s option, remove and store such property without liability for loss thereof or damage thereto, such storage to be for the account and at the expense of NEW RIVER. If NEW RIVER shall not pay the cost of storing any such property after the same has been stored for a period of sixty (60) days or more, THIRD SECURITY may, at THIRD SECURITY’s option, sell or permit to be sold, any or all of such property at public or private sale, in such manner and at such times and places as THIRD SECURITY, in THIRD

SECURITY’s discretion may deem proper, upon reasonable notice to NEW RIVER, and THIRD SECURITY shall apply the proceeds of such sale first to the cost and expenses of such sale, including attorney’s fees actually incurred; second, to the payment of the costs of storing any such property; third, to the payment of any other obligations which may then be or thereafter become due THIRD SECURITY from NEW RIVER pursuant to the terms hereof; and fourth, the balance, if any, to NEW RIVER.

20. NON-WAIVER: A waiver by either party of any breach of any term, covenant or condition herein contained shall not be deemed to be a future waiver of such term, covenant or condition or of any subsequent breach of the same or any other term, covenant or condition herein contained.

21. HOLDOVER: If NEW RIVER shall, with the consent of THIRD SECURITY, continue to occupy the Premises after the expiration of the Term of this Agreement, such occupancy shall be for an indefinite period of time on a month-to-month basis, which occupancy may be terminated as provided by the laws of the Commonwealth of Virginia. During such occupancy, NEW RIVER agrees to pay to THIRD SECURITY the Base Fee then determined payable as provided herein unless a different rate be agreed upon at such time, and to be bound by all the terms, covenants and conditions herein set forth insofar as applicable.

22. NOTICES: All notices required to be made and given under this Agreement shall be in writing and delivered in person or sent by certified mail to THIRD SECURITY at the same place all other payments are made hereunder, and to NEW RIVER at the address specified below for NEW RIVER, or to such other addresses as may hereafter be designated by either party to the other in writing.

23. MISCELLANEOUS TERMS:

(a)	THIRD SECURITY shall furnish air conditioning and other environmental controls for the Premises in a manner that is reasonably consistent with the air conditioning and environmental controls THIRD SECURITY employs for its own switching facilities in the Building.

(b)	Upon expiration of the Term of this Agreement, NEW RIVER shall, at its expense, disconnect and remove all of its office equipment from the Premises and from any other part of the Building in which THIRD SECURITY has allowed NEW RIVER to place equipment.

24. COSTS AND ATTORNEY’S FEES: In the event of any action at law or in equity between THIRD SECURITY and NEW RIVER to enforce any of the terms and provisions of this Agreement or the rights of either party hereunder, each party hereto agrees that the unsuccessful party to such litigation shall pay the successful party all costs and expenses incurred therein by such successful party, (including reasonable attorney’s fees), and if such successful party shall recover judgment in any such action or proceeding, such costs and expenses, including reasonable attorney’s fees, shall be included in and made a part of such judgment.

25. CAPTIONS AND CONSTRUCTION: Paragraph titles of this Agreement are not a part of this Agreement and shall have no effect upon the construction or interpretation of any part hereof. This Agreement shall be construed in accordance with and governed by the laws of the Commonwealth of Virginia.

26. SUCCESSORS: Subject to and consistent with the limitations on assignments and sublicensing as provided in Paragraph 16 hereinabove, all of the covenants, agreements, terms and conditions contained in this Agreement shall apply to and be binding upon THIRD SECURITY and NEW RIVER and their respective successors and assigns.

27. SEVERABILITY: In the event any part of this Agreement is held to be unenforceable or invalid for any reason, by any court of competent jurisdiction and if such invalidity or unenforceability shall materially impair achieving the purpose and intent of this Agreement, then this entire Agreement shall be invalid and unenforceable. Otherwise, this Agreement shall be construed as if it did not contain the particular provision or provisions hereof held to be invalid or unenforceable, and the rights and obligations of the parties shall be construed and enforced accordingly.

28. EXHIBITS INCORPORATED: All exhibits annexed to and referenced in this Agreement are, by each and every reference thereto, incorporated herein as though fully set forth herein.

IN WITNESS WHEREOF, each of the parties hereto has made and caused this Lease Agreement, to be duly executed for it and on its behalf by its authorized representative.

NEW RIVER PHARMACEUTICALS INC.

By:	/s/ Randal J. Kirk
Name:	Randal J. Kirk
Title:	Chairman, President and Chief Executive
Officer

Address:

New River Pharmaceuticals Inc.
The Governor Tyler
1881 Grove Avenue
Radford, Virginia 24141

THIRD SECURITY, LLC

By:	/s/ Randal J. Kirk
Name:	Randal J. Kirk
Title:	Senior Managing Director

Address:

Third Security, LLC
The Governor Tyler
1881 Grove Avenue
Radford, Virginia 24141

MODIFICATION OF LEASE

THIS MODIFICATION OF LEASE (this “Modification”) is made and entered into as of this 20th day of September, 2004, by and between Third Security, LLC (hereinafter, “Landlord”) and New River Pharmaceuticals Inc. (hereinafter, “Tenant”).

WHEREAS, Landlord and Tenant entered into a Lease Agreement dated as of August 10, 2004 for certain demised premises within Landlord’s building at 1881 Grove Avenue, Radford, Virginia 24141 comprising approximately 3,769 rentable square feet of floor space, inclusive of allocated common area square footage (the “Lease”); and

WHEREAS, the parties desire to modify the terms of the original Lease;

THEREFORE, IT IS MUTUALLY AGREED AS FOLLOWS:

1.	The purpose of this modification is to add an additional 224 rentable square feet of space to the original demised premises under the Lease.

2.	The new demised premises, in the aggregate, include approximately 3,993 rentable square feet located at 1881 Grove Avenue, Radford, Virginia 24141.

3.	This Modification commences on September 20, 2004, and ends concurrently with the Lease. Tenant shall be expected to pay monthly amounts under the Lease based upon the new demised premises.

4.	All other terms and conditions of the Lease shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF, this Modification is entered into by the parties hereto on the date and year first set forth above:

LANDLORD: THIRD SECURITY, LLC

BY:	/s/ Randal J. Kirk	9/20/04
	Randal J. Kirk, Senior Managing Director	(date)

TENANT: NEW RIVER PHARMACEUTICALS INC.

BY:	/s/ Randal J. Kirk	9/20/04
	Randal J. Kirk, President & CEO	(date)